Item 77I  Terms of New or Amended Securities

The establishment of Class R shares of Cohen & Steers MLP & Energy
Opportunity Fund, Inc. (the Fund) and changes to Class Z shares of the Fund, as described in the Prospectus and Statement of Additional Information of the
Fund, dated and filed September 30, 2014, on Form Type 485BPOS filed,
Accession No. 0001193125-14-358705, are incorporated by reference.

Establishment of New Class R Shares

        A Registration Statement filed with the Securities and Exchange
Commission on behalf of the Fund, effective September 30, 2014, established an additional class of shares for the Fund designated as Class R shares. In addition to the new Class R shares, the Fund also has Class A, Class C, Class
I and Class Z shares.  Class R shares are not subject to an initial or contingent deferred sales charge or a shareholder servicing fee. Class R shares are subject to a Rule 12b-1 fee of 0.50% of the average daily value of the Fund's net assets attributable to Class R shares.

Class R shares are available for purchase only by group retirement plans, including 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans, defined benefit plans and non-
qualified deferred compensation plans where plan level or omnibus accounts are held on the books of the Fund. Class R shares are generally not available for purchase by retail non-retirement accounts, traditional and Roth individual retirement accounts, otherwise known as IRAs; SIMPLE, SEP or
SARSEP plans; Coverdell Education Savings Accounts; plans covering self-
employed individuals and their employees (formerly Keogh/ H.R. 10 plans); or
health savings accounts.

Amendment of Class Z Shares

Effective October 1, 2014, the Fund's Class Z shares will no longer be subject to a shareholder servicing fee.

In addition, effective October 1, 2014, the Class Z shares are available for purchase only through financial intermediaries permitted, by contract with
Cohen & Steers Securities, LLC, the Funds distributor, to offer shares where neither the investor nor the intermediary will receive any commission payments, account servicing fees, record keeping fees, 12b-1 fees, sub-
transfer agent fees, so called finder's fees, administration fees or similar fees with respect to Class Z shares. Such intermediaries may include group retirement plans, including 401(k) plans, 457 plans, employer-sponsored
403(b) plans, profit-sharing and money purchase pension plans, defined benefit plans and non-qualified deferred compensation plans where plan level or omnibus accounts are held on the books of a Fund. Class Z shares are generally not available for purchase by retail non-retirement accounts, traditional and Roth individual retirement accounts, otherwise known as IRAs;
SIMPLE, SEP or SARSEP plans; Coverdell Education Savings Accounts; plans covering self-employed individuals and their employees (formerly Keogh/ H.R.
10 plans); or health savings accounts.